Exhibit 10.22

November 4, 2014

Matthew Minetola

Dear Matthew:

I am pleased to confirm our verbal offer and your acceptance of employment with Travelport, LP (“Travelport” and collectively with its affiliates, the “Company”) as Executive Vice President and Chief Information Officer (CIO), reporting to Gordon Wilson, our President and Chief Executive Officer.

You will be based in our Atlanta, Georgia offices. You will be expected to relocate to Atlanta, Georgia within a period of time to be agreed between you and Travelport, and Travelport will provide you with relocation benefits consistent with its policy. Your start date is December 1, 2014. Your base annual salary will be $375,000.00, to be paid in accordance with the Company’s current payroll practices. All amounts discussed herein are subject to applicable taxes and withholdings. This offer is contingent upon satisfactory background check and employment and education verification, as well as verification of your U.S. employment eligibility. In addition, this offer is contingent upon your execution and return of this letter agreement to me no later than November 11, 2014.

Bonus Plan

You are eligible to participate in Travelport’s annual bonus plan (the “Plan”) provided that you meet our performance measures or such other criteria as the Company determines in its sole discretion and subject to the terms of the Plan. The Plan currently provides for a target payment of 100% of your eligible earnings (with a maximum payment of 200% of target) based on achievement of Company financial objectives, business unit performance and individual performance. Bonus payment is subject to the approval of the Travelport Worldwide Limited Board of Directors.

Long-Term Incentive Award

Contingent upon your commencement of employment with us, the Compensation Committee of the Travelport Worldwide Limited Board of Directors (the “Board”) approve a long-term incentive award to you with a value of US$1,000,000.00, as calculated on an estimated Black-Scholes basis, to be split as follows: 25% in restricted share units (“RSUs”) that will vest annually in four equal installments; 50% in performance share units (“PSUs”) that will be eligible to cliff vest in three years based on our achievement of an earnings per share target that will be established and communicated to you; and 25% in options that will vest annually in four equal installments. Vesting is contingent upon your continued employment with the Company and the other conditions to be contained in the award agreement. The details of the award, which will also be subject to your execution of an award agreement and related documents, will be communicated to you in due course following your acceptance of this offer and the commencement of your employment.

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Severance

In the event that both (1) your employment is terminated by Travelport other than for cause (as reasonably determined by the Company) and (2) you execute (and do not revoke) the Company’s standard separation and general release agreement (including without limitation provisions regarding non-competition and non-solicitation and waiving all legal claims against the Company) within the time periods set forth in that agreement, Travelport will pay you the sum of (a) one (1) year of your base annual salary plus (b) pro-rata bonus (based on the period of time you worked during the year of termination) at target, based on your base annual salary and target bonus in effect as of the date of termination, to be paid a lump sum no later than sixty (60) days after your last day of employment, unless payment is required to be delayed by Section 409A of the Internal Revenue Code (“Section 409A”), plus outplacement benefits pursuant to Company policy.

At-Will Employment; Entire Agreement; Applicable Law and Jurisdiction

Per Travelport standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, and either you or Travelport may terminate your employment at any time, with or without Cause and with or without advance notice. In addition, by signing this letter, you acknowledge that this letter, along with any pre-hire documentation you executed, sets forth the entire agreement between you and Travelport regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral; provided, however, details regarding your long-term incentive plan award will be contained in a separate award agreement that will be provided to you. This Agreement is made in the State of Georgia and shall be interpreted under the laws of said State, without regard to conflicts of law principles, and you agree that any dispute regarding your employment will be litigated by the federal courts sitting in Atlanta, Georgia (or, if required, the appropriate Georgia state or superior court).

Agreements with Prior Employers

You represent and affirm that you do not have any non-competition, non-solicitation, restrictive covenant or other similar agreement that will or may restrict or limit in any way your ability to perform the duties of the position you have been offered with Travelport. Travelport’s offer of employment is contingent upon this representation by you.

Employment Eligibility

Upon beginning employment with Travelport, you will need to establish your U.S. employment eligibility as well as your identity. Examples of proper identification include a passport, or a valid driver’s license and social security card; alternate acceptable documents are stated on the enclosed list. You will need to bring this identification with you on your first day of employment. Upon hire you will be required to certify to the Travelport Code of Business Conduct & Ethics and any supplements, including those related to information security and/or customer data.

Travelport, LP 300 Galleria Parkway Atlanta, GA 30339	Page 2

We are excited that you are joining our organization and look forward to having you as part of the Travelport team.

Regards,

/s/ Terence Conley

Terence Conley

EVP, Capability and Performance

For Travelport, LP, by Travelport Holdings, LLC, as General Partner

I understand and accept the terms above:

/s/ Matthew Minetola	November 5, 2014
Matthew Minetola	Date

Travelport, LP 300 Galleria Parkway Atlanta, GA 30339	Page 3